Exhibit 3.4

SOUTHLAND HOLDINGS, INC.

(a Delaware corporation)

(the “Company”)

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BY-LAWS

Pursuant to Article VIII of the Amended and Restated By-Laws (the “Bylaws”) and Article IX of the Second Amended and Restated Certificate of Incorporation of the Company, the Board of Directors of the Company approved and the holders of at least 66 2/3% of the voting power of the outstanding voting stock of the Company approved and duly adoped an amendment to the Bylaws as follows:

1.	Section 3.03 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 3.03 Classes of Directors. [Reserved].”

2.	Section 3.04 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“Section 3.04 Terms of Office. Each director shall serve for a term ending on the date of the first annual meeting of stockholders following the annual meeting of stockholders at which such director was elected, provided, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.”

3.	Except as set forth above, the Bylaws shall remain in full force and effect.

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CERTIFICATION OF AMENDED AND RESTATED BYLAWS

OF

SOUTHLAND HOLDINGS, INC.

(a Delaware corporation)

I, Jim Van Horn, certify that I am Secretary of Southland Holdings, Inc., a Delaware corporation (the “Company”), that I am duly authorized to make and deliver this certification and that the attached Amendment No. 1 to the Company’s Amended and Restated Bylaws was approved on April 24, 2025 by the Board of Directors of the Company and duly adopted on June 13, 2025 by the Company’s stockholders.

Dated: June 27, 2025

/s/ Jim Van Horn

Jim Van Horn

Secretary